Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" in Post-Effective Amendment No. 5 to the Registration Statement (Form S-11 No. 333-217578) and related Prospectus of Procaccianti Hotel REIT, Inc. for the registration of shares of its common stock and to the incorporation by reference therein of (i) our report dated March 22, 2019 with respect to the consolidated financial statements of Procaccianti Hotel REIT, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2018, and (ii) our reports dated June 15, 2018 with respect to the consolidated financial statements of Procaccianti Convertible Fund, LLC, as of December 31, 2017 and for the period April 21, 2017 (Inception) through December 31, 2017 and the financial statements of Bayboro Hoteliers, LLC as of December 31, 2016 and for the year then ended and for the period January 1, 2017 through June 28, 2017 included in Post-Effective Amendment No. 3 to the Registration Statement (Form S-11 No. 333-217578) and related Prospectus of Procaccianti Hotel REIT, Inc., filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Ernst & Young LLP

Boston, Massachusetts

April 29, 2019